Exhibit 10.15

AMENDMENT NO. 1
TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to [Amended and Restated] Executive Employment Agreement (“Amendment”) is made by and between Bio-Techne Corporation (“Bio-Techne”) and [                   ] (“Executive”), effective [           ], 2020.

RECITALS

WHEREAS, Bio-Techne and Executive are parties to an existing [Amended and Restated] Executive Employment Agreement, dated effective [                ] (the “Employment Agreement”);

WHEREAS, Bio-Techne and Executive desire to amend the Employment Agreement as reflected herein.

AGREEMENT

NOW, THEREFORE, the parties agree that the following amendments will be made a part of the Employment Agreement:

1)     Amendment of Section 4.1(D). Section 4.1(D) of the Employment Agreement shall be replaced in its entirety with the following text:

“D. By either Party upon [30/90]1 days’ advance written notice to the other Party, including by Employee because of Retirement (as defined in Section 5.25). Bio-Techne may in its sole discretion continue to pay Employee his or her base salary and cost of benefits (but not incentive bonus) during the [30/90] day notice period in lieu of requiring Employee to continue to perform his or her duties and responsibilities during such notice period;

2)     Amendment of Section 5.1. The first paragraph of Section 5.1 of the Employment Agreement shall be replaced with the following text:

“5.1) Payment Upon Termination. Upon termination of Employee’s employment (i) by Bio-Techne under Section 4.1(D), (ii) under Section 4.1(E), (iii) under Section 4.1(F), or (iv) by Employee’s resignation for Good Reason, as defined below, Employee will receive the following payments: (x) an amount equal to one (1) year of his or her then-current base annual salary (but not any cash or incentive bonus) and (y) continued payment by Bio-Techne of the employer portion of the premiums for the health and dental insurance coverage Employee was receiving under group health, dental and vision insurance plans as of the Termination Date for one (1) year (the payments in (x) and (y) hereinafter referred to as the “Termination Severance Payments”); provided, however, that Employee shall be entitled to the Termination Severance Payments set forth in this Section 5.1 only if he or she executes within 60 days of termination of employment, does not rescind, and fully complies with a release agreement in a form supplied by Bio-Techne, which will include, but not be limited to, a comprehensive release of claims against Bio-Techne and its directors, officers, employees and all related parties, in their official and individual capacities (the “Release”). Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.1 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, then in lieu of paying the COBRA premiums, Bio-Techne may instead elect to pay Employee on the first day of each month, a fully taxable cash payment equal to the employer portion of the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which Employee is entitled to receive payment of COBRA premiums under this Section 5.1. Employee may, but will not be obligated to, use the Special Severance Payment toward the cost of COBRA premiums.”

1 Note: CEO Agreement requires 90 days’ notice; other executives require 30 days.

3)     Amendment of Section 5.2. The text of Section 5.2 of the Employment Agreement is amended so that the definition of “Change of Control” is revised to define the term “Change in Control.”

4)     Insertion of New Section 5.25. The following text shall be inserted as a new section immediately following Section 5.2 of the Employment Agreement:

“5.25) Change in Control Following Retirement. If there is a Change in Control following the termination of Employee’s employment by Employee as a result of Retirement, the vesting requirements of any unvested portion of any equity grants to Employee that have not expired, terminated, or been forfeited by their terms shall be automatically accelerated upon consummation of such Change in Control. For purposes of this Agreement, “Retirement” means termination of employment by Employee for any reason on or after Employee reached the age of 55 and has completed at least 5 years of continuous service with Bio-Techne or any affiliate; provided, however, that Employee shall be credited with continuous service only for periods during which Employee regularly works 20 or more hours per week. The terms of this Section 5.25 will survive the termination of this Agreement.”

5)     Amendment of Section 5.4. Section 5.4 of the Employment Agreement shall be replaced in its entirety with the following text:

“5.4 No Other Payments. Except as provided in Section 5.1, 5.2, and 5.25, Employee will not be entitled to any compensation or benefits other than that which was due to him or her as of the date of termination, regardless of any claim by Employee for compensation, salary, bonus, severance benefits or other payments.”

6)     No Additional Amendments. Except as set forth herein, the Employment Agreement will remain in full force and effect without modification.

7)     Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or pdf) signed copies of this Amendment shall be deemed to be original signed versions of this Amendment.

[Signature Page Follows]

THE PARTIES HAVE executed this Amendment in the manner appropriate to each as of the dates set forth below.

BIO-TECHNE CORPORATION

By
Its	Date

EMPLOYEE

[ ]	Date